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Exhibit 23.8

Consent of DeGolyer and MacNaughton

February 24, 2005

Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518

Gentlemen:

        In connection with the Registration Statement on Form S-4 of Cimarex Energy Co. to be filed with the Securities and Exchange Commission on or about February 24, 2005, we hereby consent to the references to our firm in the said Registration Statement found under the headings "Risks Relating to the Combined Company's Business Following the Merger" and "Experts." We further consent to the references to the estimates of reserves and revenue that were taken from our "Appraisal Report as of December 31, 2003 on Certain Properties owned by Magnum Hunter Production, Inc. SEC Case." However, since the oil, condensate, natural gas liquids, and natural gas reserves and revenue estimates set forth in the above report have been combined with reserves and revenue estimates of other petroleum consultants, we are necessarily unable to verify the accuracy of the reserves and revenue values contained in the Registration Statement.

                      Very truly yours,

                      /s/ DeGolyer and MacNaughton

                      DeGOLYER and MacNAUGHTON

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Consent of DeGolyer and MacNaughton